EXHIBIT 5.1



                                  PAUL GOODMAN
                                 ATTORNEY AT LAW
                              420 Lexington Avenue
                                    Suite2020
                            New York, New York 10170
                                 (212) 661-6800
                                 April 21, 2004



SK Realty Ventures, Inc.
585 Stewart Avenue

Suite 760
Garden City, NY 11530

Re: SK Realty Ventures, Inc. Registration Statement on Form SB-2 Relating to the Offer and Sale of 2,050,240 Shares of Common Stock

Gentlemen:

           This firm has acted as securities counsel for SK Realty Ventures, Inc. (the "Company"), a Nevada corporation organized under the Nevada General Corporate Law, in connection with the registration under the Securities Act of 1933, as amended, of 2,050,240 shares of common stock as defined below (the "Shares") in the Company by selling stockholders, having a maximum aggregate offering price of $0.10, pursuant to the referenced Registration Statement.

           You have requested our opinion regarding the legality of the Shares registered pursuant to the Registration Statement on Form SB-2 (the "Registration Statement"). We have examined originals or copies, certified to our satisfaction, of such records, agreements and other instruments of the Company, certificates or public officials, certificates of the officers or other representatives of the Company, and other documents, as we have deemed necessary as a basis for the opinions hereinafter set forth. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon written certifications of officers and references, including (but not limited to) statements contained in the Registration Statement.

           Our opinions, insofar as they address issues of Nevada law, are based solely upon our review of (i) the records of the Company; (ii) the Nevada General Corporate Law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws; and (iii) a certified copy of the Company's Articles of Incorporation. Subject to the foregoing, we do not express our opinion herein concerning any law other than the federal laws of the United States.


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           We have  assumed  the  genuineness  of all  signatures  on  documents reviewed by or presented to us, the legal capacity of natural persons, the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

           Based upon the foregoing, we are of the opinion that:

           1. The Company is a duly organized, validly existing corporation under the laws of the State of Nevada.

           2. The Shares of the Company to be offered pursuant to the Prospectus forming a part of the Registration Statement are validly authorized and are validly issued, fully paid and non-assessable under the law of Nevada.

           Our opinion is expressed as of the date hereof, and we do not assume any obligations to update or supplement our opinion to reflect any fact or circumstances which hereafter comes to our attention or any change in the law that hereafter occurs.

           We hereby consent to the reference to our firm in the "Legal Matters" section of the Prospectus and to the inclusion of this opinion as an Exhibit to the Registration Statement.



                                                    By: /s/ Paul Goodman


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